UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MEDIFAST, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	13-3714405 (I.R.S. Employer Identification No.)

100 International Drive, Baltimore, Maryland (Address of principal executive offices)	21202 (Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

MEDIFAST, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On December 13, 2019, Medifast, Inc. (the “Company”) entered into an amendment to the Rights Agreement (the “Rights Agreement”), dated as of November 21, 2019, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Amendment”).

The Amendment amends the definition of “Acquiring Person” contained in Section 1(a) of the Rights Agreement to provide that, in addition to the other exemptions set forth therein, an Acquiring Person shall not include any Person who or which together with all Affiliates or Associates of such Person is the Beneficial Owner of less than 20% of the Common Stock then outstanding and who or which is entitled to file, and has in calendar year 2019 filed, prior to the date of the Amendment, a statement on Schedule 13G (or any comparable or successor report), reflecting Beneficial Ownership of more than 10% of the Common Shares outstanding at the time of such filing.

Copies of the Rights Agreement and the Amendment are available free of charge from the Company. A copy of the Rights Agreement was previously filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 22, 2019. A copy of the Amendment has been filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 13, 2019. The foregoing descriptions of the Rights Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of such exhibits and to the Company’s Certificate of Designations of Series E Junior Participating Preferred Stock filed on November 22, 2019, which are incorporated by reference herein.

Item 2. Exhibits

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description

3.1	Certificate of Designations of Series E Junior Participating Preferred Stock of Medifast, Inc. (Incorporated by reference to Exhibit 3.1 to Medifast, Inc.’s Form 8-K filed on November 22, 2019).

4.1	Rights Agreement, dated as of November 21, 2019, by and between Medifast, Inc. and American Stock Transfer & Trust Company, LLC, which includes the form of Certificate of Designations of Series E Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (Incorporated by reference to Exhibit 4.1 to Medifast, Inc.’s Form 8-K filed on November 22, 2019).

4.2	First Amendment to Rights Agreement, dated as of December 13, 2019, by and between Medifast, Inc. and American Stock Transfer & Trust Company, LLC (Incorporated by reference to Exhibit 4.1 to Medifast, Inc.’s Form 8-K filed on December 13, 2019).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIFAST, INC.
(Registrant)

By:	/s/ Jason L. Groves, Esq.
	Name:	Jason L. Groves
	Title:	Executive Vice President, General Counsel & Corporate Secretary

Date: December 13, 2019

Exhibit Index

Exhibit No.	Description

3.1	Certificate of Designations of Series E Junior Participating Preferred Stock of Medifast, Inc. (Incorporated by reference to Exhibit 3.1 to Medifast, Inc.’s Form 8-K filed on November 22, 2019).

4.1	Rights Agreement, dated as of November 21, 2019, by and between Medifast, Inc. and American Stock Transfer & Trust Company, LLC, which includes the form of Certificate of Designations of Series E Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (Incorporated by reference to Exhibit 4.1 to Medifast, Inc.’s Form 8-K filed on November 22, 2019).

4.2	First Amendment to Agreement, dated as of December 13, 2019, by and between Medifast, Inc. and American Stock Transfer & Trust Company, LLC (Incorporated by reference to Exhibit 4.1 to Medifast, Inc.’s Form 8-K filed on December 13, 2019).